Exhibit 10.35

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into effective as of this 25th day of May, 2005, by and between Citizens South Banking Corporation, a Delaware corporation and sole owner of Citizens South Bank, a federally chartered savings bank, and David C. McGuirt (the “Executive”). Citizens South Banking Corporation and Citizens South Bank are hereinafter sometimes referred to together or individually as “Citizens South.”

WHEREAS, the Executive is the Chief Executive Officer of Trinity Bank, which pursuant to an agreement and plan of merger dated May 25, 2005, will merge with and into Citizens South Bank, with Citizens South Bank the surviving entity; and

WHEREAS, Citizens South desires to assure itself of the continuity of management and desires to establish minimum severance benefits for certain of its officers and other key employees, including the Executive, if a Change in Control (as defined herein) occurs,

WHEREAS, Citizens South wishes to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a Change in Control arises,

WHEREAS, Citizens South desires to provide additional inducement for the Executive to remain in the employ of Citizens South as Executive Vice President,

WHEREAS, Citizens South and the Executive desire to set forth in this Employment Agreement the terms and conditions of the Executive’s employment, and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Citizens South, is contemplated insofar as Citizens South or any affiliates are concerned.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

Citizens South Banking Corporation and Citizens South Bank hereby employ the Executive to serve as Executive Vice President according to the terms and conditions of this Employment Agreement and for the period stated in Article 3. The Executive hereby accepts employment according to the terms and conditions of this Employment Agreement and for the period stated in Article 3. The Executive also agrees to serve as an officer or director of any subsidiary or affiliate of Citizens South, if elected. For purposes of this Employment Agreement, the term “affiliate” means any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Citizens South Bank.

ARTICLE 2

DUTIES

The Executive shall serve under the direction of the President of Citizens South Bank and in accordance with the Citizens South Banking Corporation’s Articles of Incorporation and Bylaws, as each may be amended or restated as well as in accordance with Citizens South Bank’s Charter and Bylaws, as each may be amended or restated from time to time. The Executive shall report directly to the President of Citizens South Bank. He shall serve Citizens South faithfully, diligently, competently, and to the best of his ability, and he shall exclusively devote his full time, energy, and attention to the business of Citizens South and to the promotion of Citizens South’s interests throughout the term of this Employment Agreement. Without the written consent of the President of Citizens South Bank, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this Article 2 shall prevent the Executive from managing his personal investments and affairs, provided that doing so does not interfere with the proper performance of his duties and responsibilities as Executive Vice President.

ARTICLE 3

TERM OF EMPLOYMENT

The term of this Employment Agreement shall be for a period of two years, commencing at the effective time of the Merger (“Effective Time”)

For one full year after expiration of the term of this Employment Agreement or termination of the Executive’s employment, the Executive shall furnish information and assistance to Citizens South as may reasonably be required by Citizen South in any litigation in which Citizens South or any of subsidiary or affiliate is or may become a party, upon reasonable notice to the Executive.

ARTICLE 4

COMPENSATION AND OTHER BENEFITS

4.1 BASE SALARY. In consideration of the Executive’s performance of his obligations under this Employment Agreement, Citizens South Banking Corporation shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $151,594, payable in semi-monthly installments. The Executive’s salary shall be reviewed annually by the Compensation Committee of Citizens South’s board of directors or by such other board committee as has jurisdiction over executive compensation. The Executive’s salary may be increased at the discretion of the committee having jurisdiction over executive compensation. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Employment Agreement as the “Base Salary.” Nothing in this Employment Agreement is intended to govern or restrict the kind or amount of compensation the Executive may receive in his capacity as a director of Citizens South.

4.2 BENEFIT PLANS AND PERQUISITES. The Executive shall be entitled throughout the term of this Employment Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including Citizens South’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits the Executive shall be entitled to reimbursement of all reasonable business expenses incurred in performing his obligations under this Employment Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of Citizens South and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

4.3 VACATION. The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by Citizens South. The Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave, nor shall the Executive be entitled to accumulate unused sick leave from one year to the next unless authorized by Citizens South’s board of directors to do so. Vacation days not used in a given year may not be carried over from one calendar year to the next.

4.4 INDEMNIFICATION AND INSURANCE. (a) Indemnification. Citizens South Banking Corporation shall indemnify the Executive or cause the Executive to be indemnified with respect to his activities as a director, officer, employee, or agent of Citizens South Banking Corporation or Citizens South Bank or as a person who is serving or has served at the request of Citizens South Banking Corporation (a “representative”) as a director, officer, employee, agent, or trustee of an affiliated corporation, joint venture trust or other enterprise, domestic or foreign, in which Citizens South Banking Corporation has a direct or indirect ownership interest against expenses (including without limitation attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him (“Expenses”) in connection with any claim against the Executive that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a “Proceeding”), to which the Executive was, is, or is threatened to be made a party by reason of the Executive being or having been such a director, officer, employee, agent, or representative.

The indemnification provided herein shall not be exclusive of any other indemnification or right to which the Executive may be entitled and shall continue after the Executive has ceased to occupy a position as an officer, director, employee, agent or representative with respect to Proceedings relating to or arising out of the Executive’s acts or omissions during his service in such position. The benefits provided to the Executive under this Employment Agreement for the Executive’s service as a representative shall be payable if and only if and only to the extent that reimbursement to the Executive by the affiliated entity with which the Executive has served as a representative, whether pursuant to agreement, applicable law, articles of incorporation or association, by-laws or regulations of the entity, or insurance maintained by such affiliated entity, is insufficient to compensate the Executive for Expenses actually incurred and otherwise payable by Citizens South under this Employment Agreement. Any payments in fact made to or on behalf of the Executive directly or indirectly by the affiliated entity with which the Executive served as a representative shall reduce the obligation of Citizens South hereunder.

(b) Exclusions. Anything herein to the contrary notwithstanding, however, nothing in this section 4.4 requires indemnification, reimbursement, or payment by Citizens South Banking Corporation or Citizens South Bank, and the Executive shall not be entitled to demand indemnification, reimbursement or payment hereunder :

(1) if and to the extent indemnification, reimbursement, or payment constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)], or

(2) for any claim or any part thereof as to which the Executive shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, by clear and convincing evidence, to have acted with deliberate intent to cause injury to Citizens South Banking Corporation or Citizens South Bank or with reckless disregard for the best interests of Citizens South Banking Corporation, or

(3) for any claim or any part thereof arising under Section 16(b) of the Securities Exchange Act of 1934 as a result of which the Executive is required to pay any penalty, fine, settlement, or judgment, or

(4) for any obligation of the Executive based upon or attributable to the Executive gaining in fact any personal gain, profit, or advantage to which he was not entitled, or

(5) any proceeding initiated by the Executive without the consent or authorization of Citizens South Banking Corporation’s board of directors, but this exclusion shall not apply with respect to any claims brought by the Executive (a) to enforce his rights under this Employment Agreement, or (b) in any Proceeding initiated by another person or entity whether or not such claims were brought by the Executive against a person or entity who was otherwise a party to such proceeding.

(c) Insurance. Citizens South Banking Corporation shall maintain or cause to be maintained liability insurance covering the Executive throughout the term of this Employment Agreement.

ARTICLE 5

TERMINATION OF EMPLOYMENT

5.1 TERMINATION BY THE EMPLOYER. (a) Death or Disability. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive dies in active service to Citizens South, his estate, legal representatives, or named beneficiaries (as directed by Executive in writing) shall for one year after the date of the Executive’s death be paid the Base Salary at the rate in effect at the time Executive’s death, and Citizens South shall continue to provide medical, dental, family, and other benefits normally provided for an executive’s family for one year after the Executive’s death.

By delivery of written notice 30 days in advance to the Executive, Citizens South may terminate the Executive’s employment if the Executive is disabled. For purposes of this Employment Agreement, the Executive shall be deemed to be “disabled” if an independent physician selected by Citizens South and reasonably acceptable to the Executive or his legal representative determines that, because of illness or accident, the Executive is unable to perform his duties and will be unable to perform his duties for a period of 180 consecutive days. The Executive shall not be deemed to be disabled, however, if he returns to work on a full-time basis within 30 days after Citizens South gives him notice of termination due to disability. If the Executive is terminated by either of Citizens South Banking Corporation or Citizens South Bank because of disability, his employment with the other shall also terminate at the same time.

(b) Termination Without Cause. With written notice to the Executive 60 days in advance, Citizens South may terminate the Executive’s employment without Cause. If the Executive is terminated without Cause by either of Citizens South Banking Corporation or Citizens South Bank, he shall be deemed also to have been terminated without Cause by the other.

(c) Termination with Cause. Effective on the date on which termination notice is given to the Executive and without the requirement of advance notice to the Executive, Citizens South may terminate the Executive’s employment with Cause. If the Executive is terminated for Cause by either of Citizens South Banking Corporation or Citizens South Bank, he shall be deemed also to have been terminated for Cause by the other. The Executive shall not be deemed to have been terminated for Cause under this Employment Agreement unless and until there is delivered to him a copy of a resolution duly adopted at a meeting of the board of directors called and held for such purpose, which resolution shall (1) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause, and (2) specify the particulars thereof. The resolution shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of at least 75% of the directors of Citizens South Banking Corporation then in office or 75% of the directors of Citizens South Bank then in office, in either case excluding the Executive, at a meeting duly called and held for that purpose. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable amount of time before the board’s meeting. The Executive and his counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Employment Agreement limits the Executive’s or his beneficiaries’ right to contest the validity or propriety of the board’s determination of Cause.

(d) Definition of Cause. For purposes of this Employment Agreement, “Cause” means any of the following :

(1) an intentional act of fraud, embezzlement, or theft by the Executive in the course of his employment with Citizens South Banking Corporation or Citizens South Bank. For purposes of this Employment Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of Citizens South, or

(2) intentional violation of any law or significant policy of Citizens South Banking Corporation or Citizens South Bank committed in connection with the Executive’s employment, which, in Citizens South Banking Corporation’s or Citizens South Bank’s sole judgment, has an adverse effect on Citizens South Banking Corporation or Citizens South Bank, or

(3) the Executive’s gross negligence or gross neglect of duties in the performance of his duties as an officer of Citizens South Banking Corporation or Citizens South Bank, or

(4) intentional wrongful damage by the Executive to the business or property of Citizens South Banking Corporation or Citizens South Bank, including without limitation the reputation of Citizens South Banking Corporation or Citizens South Bank, which in Citizens South’s sole judgment causes material harm to Citizens South Banking Corporation or Citizens South Bank, or

(5) a breach by the Executive of his fiduciary duties to Citizens South Banking Corporation and its stockholders or misconduct involving dishonesty, in either case whether in his capacity as an officer or as a director of Citizens South Banking Corporation or Citizens South Bank, or

(6) a breach by the Executive of this Employment Agreement that, in the sole judgment of Citizens South Banking Corporation or Citizens South Bank, is a material breach of this Agreement, which breach is not corrected by the Executive within 10 days after receiving written notice of the breach, or

(7) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

5.2 TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment with written notice to Citizens South Banking Corporation 60 days in advance, whether with or without Good Reason. If the Executive terminates with Good Reason, the termination will take effect at the conclusion of the 60-day period unless the event or circumstance constituting Good Reason is cured by Citizens South or unless the notice of termination for Good Reason is revoked by the Executive within the 60-day period. For purposes of this Agreement, “Good Reason” means any of the following events occur:

(a) Reduced Base Salary: involuntary reduction of the Executive’s Base Salary,

(b) Participation in Benefit Plans Reduced or Terminated: involuntary reduction of the Executive’s bonus, incentive, and other compensation award opportunities under Citizens South Banking Corporation’s benefit plans and Citizens South Bank’s benefit plans, unless in the case of either company a company-wide reduction of all officers’ award opportunities occurs simultaneously, or involuntary termination of the Executive’s participation in any officer or employee benefit plan maintained by Citizens South Banking Corporation or by Citizens South Bank, unless the plan is terminated because of changes in law or loss of tax deductibility to Citizens South with respect to contributions to the plan, or unless the plan is terminated as a matter of Citizens South Banking Corporation policy or Citizens South Bank policy applied equally to all participants in the plan,

(c) Reduced Responsibilities or Status: assignment to the Executive of duties that are materially inconsistent with the Executive’s position as Citizens South Banking Corporation’s principal executive officer or that represent a reduction of his authority,

(d) Failure to Obtain Assumption Agreement: failure to obtain an assumption of Citizens South’s obligations under this Employment Agreement by any successor to Citizens South Banking Corporation, regardless of whether such entity becomes a successor to Citizens South Banking Corporation as a result of a merger, consolidation, sale of assets, or other form of reorganization,

(e) Material Breach: a material breach of this Employment Agreement by Citizens South that is not corrected within a reasonable time, or

(f) Relocation of the Executive: relocation of Citizens South Banking Corporation’s principal executive offices, or requiring the Executive to change his principal work location, to any location that is more than 15 miles from the location at which Executive is employed on the effective date of this Employment Agreement.

5.3 NOTICE. Any purported termination by Citizens South or by the Executive shall be communicated by written notice of termination to the other. The notice must state the specific termination provision of this Employment Agreement relied upon. The notice must also state the date on which termination shall become effective, which shall be a date not earlier than the date of the termination notice. If termination is for Cause or with Good Reason, the notice must state in reasonable detail the facts and circumstances forming the basis for termination of the Executive’s employment.

ARTICLE 6

COMPENSATION AND BENEFITS AFTER TERMINATION

6.1 CAUSE. If the Executive’s employment terminates for Cause, the Executive shall receive the salary to which he was entitled through the date on which termination became effective and any other benefits that may be available to him under Citizens South’s benefit plans and policies in effect on the date of termination.

6.2 TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive terminates employment other than for Good Reason, the Executive shall receive the salary to which he is entitled through the date on which his termination becomes effective and any other benefits that may be available to him under Citizens South’s benefit plans and policies.

6.3 CONTINUED BASE SALARY IN THE CASE OF TERMINATION BECAUSE OF DISABILITY. If the Executive’s employment terminates because of disability, the Executive shall continue to receive his Base Salary for the remaining term of this Employment Agreement or for one year, whichever is longer. Amounts actually paid to the Executive under any disability insurance or other similar such program that Citizens South provides on behalf of employees or under any workman’s or social security disability program shall reduce by a like amount the compensation to be paid to the Executive under this Section 6.3.

6.4 TERMINATION WITHOUT CAUSE AND TERMINATION FOR GOOD REASON. (a) If Citizens South terminates the Executive’s employment without Cause or if the Executive terminates employment for Good Reason, the Executive shall continue to receive the Base Salary for the unexpired term of this Employment Agreement, but he shall not be entitled to continued participation in Citizens South’s or a subsidiary’s 401(k) retirement plan or any stock-based plans. Payments of Base Salary under this Section 6.4(a) shall not be reduced or offset by any other compensation the Executive receives through other employment after termination of his employment with Citizens South. If Citizens South Bank is not in compliance with its minimum capital requirements or if payments under this Section 6.4(a) would cause Citizens South Bank’s capital to be reduced below minimum capital requirements, payments under this Section 6.4(a) shall be deferred until such time as Citizens South Bank is in capital compliance. The provisions of this Section 6.4 are subject to Article 9 of this Employment Agreement.

Citizens South and the Executive acknowledge and agree that the compensation and benefits under this Section 6.4 shall not be payable if compensation and benefits are payable or shall have been previously paid to the Executive under Article 7 of this Agreement. That is, the parties acknowledge and agree that the Executive shall not be entitled to duplicative compensation and benefit payments under this Section 6.4 and under Article 7 if the Executive’s employment is terminated without Cause or if the Executive terminates employment with Good Reason.

(b) Cash-out of the Executive’s 401(k) Retirement Plan Account. If Citizens South terminates the Executive’s employment without Cause or if the Executive terminates employment with Good Reason before full vesting of the amounts credited to his account as a result of matching or discretionary contributions by Citizens South under Citizens

South’s 401(k) Plan, the Executive shall be entitled to receive from Citizens South an amount in cash equal to the value of any unvested contributions as of the effective date of termination.

6.5 POST-TERMINATION LIFE AND MEDICAL COVERAGE. If the Executive’s employment terminates involuntarily but without Cause, or voluntarily but with Good Reason, or because of disability, until expiration of the remaining term of this Employment Agreement Citizens South shall continue or cause to be continued at Citizens South’s expense life, medical, dental, and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination; provided, however, that such benefits shall not be provided if they would constitute an unsafe or unsound banking practice relating to executive compensation and employment contracts according to 12 CFR 563.39 and 12 CFR 563.161, as in effect currently or as in effect hereafter.

ARTICLE 7

CHANGE IN CONTROL BENEFITS

7.1 CHANGE IN CONTROL TERMINATION BENEFITS. (a) Termination of Executive Within One Year After a Change in Control. If a Change in Control occurs during the term of this Employment Agreement, the Executive shall be entitled to the lump sum payment specified in paragraph (b) below if the Executive’s employment is involuntarily terminated without Cause within 12 months after the Change in Control or if the Executive terminates his employment with Good Reason within 12 months after the Change in Control. If the Executive is removed from office or if his employment terminates before a Change in Control occurs but after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Employment Agreement the removal of the Executive or termination of his employment shall be deemed to have occurred after the Change in Control. The Executive’s rights under this Section 7.1 and under Section 7.4 are subject to Article 9 of this Employment Agreement.

(b) Lump Sum Payment: Citizens South shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to the Executive’s Base Salary for the remainder of the term of this Employment Agreement (if Section 409A of the Internal Revenue Code applies, such lump-sum payment will be made no earlier than the seventh month following the termination of executive’s employment). The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this paragraph (b) is payable no later than five business days after the Executive’s employment terminates.

(c) Benefit Plans: In addition to life, medical, dental, and disability coverage under Section 6.5 of this Employment Agreement and any benefits to which the Executive may be entitled under the Salary Continuation Agreement referred to in Section 6.6 of this Employment Agreement, if the Executive’s employment is terminated by Citizens South without Cause within 12 months after a Change in Control or if the Executive terminates his employment with Good Reason within 12 months after a Change in Control, Citizens South shall (1) cause the Executive to become fully vested in any non-qualified plans, programs, or arrangements in which the Executive participated if the plan, program, or arrangement does not address the effect of a change in control, and (2) contribute or cause to be contributed to the Executive’s 401(k) plan account the matching and profit-sharing contributions, if any, that would have been made had the Executive’s employment not terminated before the end of the plan year, to the extent permitted by applicable law.

7.2 DEFINITION OF CHANGE IN CONTROL. For purposes of this Employment Agreement, “Change in Control” means any one of the following events occurs :

(a) Merger: Citizens South Banking Corporation merges into or consolidates with another corporation, or merges another corporation into Citizens South Banking Corporation, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were holders of Citizens South Banking Corporation’s voting securities immediately before the merger or consolidation. For purposes of this Employment Agreement, the term “person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or other entity,

(b) Acquisition of Significant Share Ownership: after the date of this Employment Agreement a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of Citizens South Banking Corporation’s voting securities outstanding (but this paragraph (b) shall not apply to beneficial ownership of voting shares held by Citizens South Bank in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of Citizens South Bank),

(c) Change in Board Composition: during any period of two consecutive years, individuals who constitute Citizens South Banking Corporation’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that : for purposes of this paragraph (c) : each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (b) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

(d) Sale of Assets: Citizens South Banking Corporation sells to a third party all or substantially all of Citizens South Banking Corporation’s assets. For this purpose, sale of all or substantially all of Citizens South Banking Corporation’s assets includes sale of Citizens South Bank alone.

7.3 NO MULTIPLE SEVERANCE PAYMENTS. If the Executive receives payment under Section 7.1 he shall not be entitled to any additional severance benefits under Section 6.4 of this Employment Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 SUCCESSORS AND ASSIGNS. (a) This Employment Agreement Is Binding on Citizens South’s Successors. This Employment Agreement shall be binding upon Citizens South Banking Corporation and any successor to Citizens South Banking Corporation, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Citizens South Banking Corporation by purchase, merger, consolidation, reorganization, or otherwise. Any such successor shall thereafter be deemed to be “Citizens South Banking Corporation” for purposes of this Employment Agreement. But this Employment Agreement and Citizens South’s obligations under this Employment Agreement are not otherwise assignable, transferable, or delegable by Citizens South. By agreement in form and substance satisfactory to the Executive, Citizens South Banking Corporation shall require any successor to all or substantially all of the business or assets of Citizens South Banking Corporation expressly to assume and agree to perform this Employment Agreement in the same manner and to the same extent Citizens South would be required to perform if no such succession had occurred.

(b) This Employment Agreement Is Enforceable by the Executive and His Heirs. This Employment Agreement will enure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Employment Agreement Is Personal in Nature and Is Not Assignable. This Employment Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Employment Agreement or any rights or obligations under this Employment Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, Citizens South shall have no liability to pay any amount to the assignee or transferee.

8.2 GOVERNING LAW, JURISDICTION AND FORUM. This Employment Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. By entering into this Employment Agreement, the Executive acknowledges that he is subject to the jurisdiction of both the federal and state courts in the State of North Carolina. Any actions or proceedings instituted under this Employment Agreement shall be brought and tried solely in courts located in Gaston County, North Carolina or in the federal court having jurisdiction in Gastonia, North Carolina. The Executive expressly waives his rights to have any such actions or proceedings brought or tried elsewhere.

8.3 ENTIRE AGREEMENT. This Employment Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by Citizens South, and any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Employment Agreement, are hereby rescinded, revoked, and rendered null and void by the parties.

8.4 NOTICES. Any notice under this Employment Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of Citizens South Banking Corporation at the time of the delivery of such notice, and properly addressed to Citizens South Banking Corporation if addressed to Citizens South Banking Corporation at 519 South New Hope Road, Gastonia, North Carolina 28054-4040, Attention: Corporate Secretary.

8.5 SEVERABILITY. In the case of conflict between any provision of this Employment Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Employment Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Employment Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the balance of this Employment Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 CAPTIONS AND COUNTERPARTS. The captions in this Employment Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Employment Agreement. This Employment Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 NO DUTY TO MITIGATE. Citizens South hereby acknowledges that it will be difficult and could be impossible (a) for the Executive to find reasonably comparable employment after his employment terminates, and (b) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, Citizens South acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Accordingly, Citizens South further acknowledges that the payment of severance and termination benefits under this Employment Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Employment Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Employment Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after termination of his employment.

8.8 AMENDMENT AND WAIVER. This Employment Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Employment Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Employment Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Employment Agreement shall be held to be a waiver of any other or subsequent breach.

8.9 PAYMENT OF LEGAL FEES. Citizens South is aware that after a Change in Control management could cause or attempt to cause Citizens South to refuse to comply with its obligations under this Employment Agreement, or could institute or cause or attempt to cause Citizens South to institute litigation seeking to have this Employment Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Employment Agreement. In these circumstances, the purpose of this Employment Agreement would be frustrated. It is Citizens South’s intention that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Employment Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is Citizens South’s intention that the Executive not be forced to negotiate settlement of his rights under this Employment Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) Citizens South has failed to comply with any of its obligations under this Employment Agreement, or (b) Citizens South or any other person has taken any action to declare this Employment Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, Citizens South irrevocably authorizes the Executive from time to time to retain counsel of his choice, at Citizens South’s expense as provided in this Section 8.9, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Citizens South or any director, officer, stockholder, or other person affiliated with Citizens South, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between Citizens South and any counsel chosen by the Executive under this Section 8.9, Citizens South irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and Citizens South and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by Citizens South on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $500,000. Citizens South’s obligation to pay the Executive’s legal fees provided by this Section 8.9 operates separately from and in addition to any legal fee reimbursement obligation Citizens South Banking Corporation or Citizens South Bank may have with the Executive under any separate severance or other agreement.

ARTICLE 9

REQUIRED PROVISIONS

9.1 CITIZENS SOUTH’S RIGHT TO TERMINATE THE EXECUTIVE’S EMPLOYMENT. Citizens South’s board of directors may terminate the Executive’s employment at any time, but any termination by the board of directors, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Employment Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

9.2 SUSPENSION OF CITIZENS’S SOUTH OBLIGATIONS IF THE EXECUTIVE IS SUSPENDED. If the Executive is suspended from office or temporarily prohibited from participating in Citizens South Bank’s affairs by a notice served under section 8(e)(3) (12 U.S.C. 1818(e)(3)) or 8(g) (12 U.S.C. 1818(g)) of the Federal Deposit Insurance Act, Citizens South’s obligations under this Employment Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Citizens South may in its discretion (1) pay the Executive all or part of the compensation withheld while Citizens South’s obligations were suspended and (2) reinstate in whole or in part any of the obligations that were suspended.

9.3 TERMINATION OF CITIZENS SOUTH’S OBLIGATIONS IF THE EXECUTIVE IS REMOVED. If the Executive is removed or permanently prohibited from participating in Citizens South Bank’s affairs by an order issued under section 8(e) (12 U.S.C. 1818(e)) or 8(g) (12 U.S.C. 1818(g)) of the Federal Deposit Insurance Act, all obligations of Citizens South under this Employment Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

9.4 TERMINATION IF CITIZENS SOUTH BANK IS IN DEFAULT. If Citizens South Bank is in default as defined in section 3(x) (12 U.S.C. 1813(x)(1)) of the Federal Deposit Insurance Act, all obligations of Citizens South under this Employment Agreement shall terminate as of the date of default, but this paragraph (d) shall not affect any vested rights of the parties.

9.5 TERMINATION ASSOCIATED WITH REGULATORY ACTION. All obligations of Citizens South under this Employment Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (1) by the Director of the Office of Thrift Supervision or the Director’s designee, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Citizens South Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act (12 USC 1823(c)), or (2) by the Director or the Director’s designee when the OTS approves a supervisory merger to resolve problems related to the operations of Citizens South Bank or when Citizens South Bank is determined by the OTS or by the FDIC to be in an unsafe or unsound condition. Vested rights of the parties shall not be affected, however.

9.6 PAYMENTS ARE SUBJECT TO COMPLIANCE WITH 12 USC 1828(k). Any payments made to the Executive under this Employment Agreement or otherwise are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (12 USC 1828(k)) and any regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

WITNESSES	CITIZENS SOUTH BANKING CORPORATION

/s/ Anellia S. Windt	By:	/s/ Kim S. Price

	Its:	President / CEO

WITNESSES	CITIZENS SOUTH BANK

/s/ Anellia S. Windt	By:	/s/ Kim S. Price

	Its:	President / CEO

WITNESSES	EXECUTIVE

/s/ Pam P. Sanders	/s/ David C. McGuirt

County of Gaston	)
	)	ss:
State of North Carolina	)

Before me this 25th day of May, 2005, personally appeared the above named Pam P. Sanders and David C. McGuirt, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

/s/ Lynn H. Boyles
(Notary Seal)	Notary Public

My Commission Expires: June 28, 2008